Exhibit 5.1

August 6, 2004

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, WA 98119

(206) 282-7100

Re:	Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 6, 2004 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an increase of 5,000,000 shares of your common stock reserved for issuance under your 2003 Equity Incentive Plan (the “Stock Plan”) and an increase of 100,000 shares of your common stock reserved for issuance under your 1996 Employee Stock Purchase Plan (the “Purchase Plan”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such common stock under each of the Stock Plan and the Purchase Plan.

It is our opinion that, when issued and sold in the manner referred to in the Stock Plan and the Purchase Plan and pursuant to the agreements that accompany each of the Stock Plan and the Purchase Plan, the common stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati